Exhibit 99.1

S&P Global Completes Sale of Engineering Solutions Business

NEW YORK, May 2, 2023 /PRNewswire/ — S&P Global (NYSE: SPGI) today announced that it has completed the sale of its Engineering Solutions business to investment funds managed by KKR, a leading global investment firm. S&P Global received the full proceeds from the sale of $975 million in cash, subject to purchase price adjustments, which S&P expects to result in approximately $750 million of after-tax proceeds.

The transaction will also include local closings in certain jurisdictions, which are expected to occur during the balance of 2023. In the future, the Engineering Solutions business will operate as an independent company by the name of Accuris.

Engineering Solutions became part of S&P Global following the company’s merger with IHS Markit early last year. The transaction follows the announced intent in November 2022 to divest the business.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to S&P Global, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel. RBC Capital Markets, LLC and CastleOak Securities, L.P. is serving as a financial advisor to KKR, and Simpson Thacher & Bartlett LLP is serving as legal counsel.

Investor Relations:

Mark Grant

Tel: +1 347 640 1521

Mark.Grant@spglobal.com

Media:

For S&P Global:

Ola Fadahunsi

Tel: +1 212 438 2296

Ola.Fadahunsi@spglobal.com

Forward-Looking Statements:

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Item 1A, Risk Factors, in our most recently filed Quarterly Report on Form 10-Q, which can be obtained at its website at http://www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.